EXHIBIT 99.1

Contact:
Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES SECOND QUARTER 2004 RESULTS IN LINE WITH UPDATED GUIDANCE

BALANCE SHEET STRENGTHENED SIGNIFICANTLY; COMPANY BELIEVES ACTIONS TAKEN IN THE SECOND QUARTER OF 2004 WILL LEAD TO NEAR-TERM PROFITABILITY

August 5, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the second quarter and the six months ended June 30, 2004.

During the second quarter of 2004, SimpleTech executed on various strategies to better position itself in coming quarters, including the following:

•	Discontinued the operation of its Xiran Division, which is expected to reduce operating expenses by approximately $2 million per quarter;

•	Reduced non-Xiran Division general and administrative expenses, which is expected to decrease operating expenses by approximately $400,000 per quarter;

•	Increased cash, cash equivalents and marketable securities by approximately $10 million from March 31, 2004 to June 30, 2004;

•	Reduced inventory by approximately $15 million from March 31, 2004 to June 30, 2004;

•	Gained access to competitively-priced Flash memory which is expected to increase the company’s competitive position; and

•	Announced Board approval of a stock repurchase plan of up to $15 million.

Revenues for the second quarter of 2004 were $56.5 million, a decrease of 15% from $66.3 million for the first quarter of 2004, and an increase of 26% from $44.7 million for the second quarter of 2003. Revenues for the second quarter of 2004 were slightly higher than the company’s June 16, 2004 updated revenue guidance of $53 million to $56 million. Gross profit margin decreased from 17.4% in the first quarter of 2004 to 14.6% in the second quarter of 2004 due primarily to the impact of Flash and DRAM price declines in the second quarter of 2004. The company reduced its inventory level by 39% from $39.0 million at March 31, 2004 to $23.7 million at June 30, 2004, thereby reducing associated inventory risk. The reduction included a $1.5 million write-off of Xiran Division inventory.

In June 2004, the company discontinued its Xiran Division and recorded a charge of $4.7 million, which consisted of operating expenses of approximately $1.7 million and an incremental charge of approximately $3.0 million, primarily related to the write-off of Xiran Division assets. The company expects this will reduce future operating expenses by approximately $2.0 million per quarter. Income per diluted share from continuing operations for the second quarter of 2004 was $0.02, compared to $0.03 for the first quarter of 2004 and $0.01 for the second quarter of 2003. Net income (loss) per diluted share was ($0.04) for the second quarter of 2004, compared to $0.01 for the first quarter of 2004 and ($0.02) for the second quarter of 2003. Cash, cash equivalents and short-term marketable securities increased by $10.4 million from $67.4 million at March 31, 2004 to $77.8 million at June 30, 2004. Order backlog increased 62% during the quarter from $6.8 million at March 31, 2004 to $11.0 million at June 30, 2004.

Business Segments

Consumer and OEM Divisions

Revenues from Consumer Division customers comprised 58% of total revenues in both the first and second quarters of 2004. Revenues from OEM Division customers comprised 42% of total revenues in both the first and second quarters of 2004.

Business Outlook

“We believe that SimpleTech’s outlook for the remainder of 2004 is bright, based on our execution of key initiatives during the second quarter of this year,” said Manouch Moshayedi, chief executive officer of SimpleTech, Inc. “The steps that we have taken in the second quarter of 2004 have focused on increasing profitability and shareholder value. Ultimately, we believe these steps resulted in: a significant reduction in operating expenses; the resolution of our Xiran Division; a strengthening of our balance sheet by increased cash and reduced inventory levels; and the Board’s authorization of a stock repurchase program.

“Cost consciousness and return on investment are among our top priorities. During the second quarter of 2004, we eliminated approximately $2.4 million from quarterly operating expenses, including approximately $2.0 million related to our Xiran Division. As a result, we believe incremental revenue will provide favorable operating leverage.

“During the second quarter of 2004, we assessed several options as well as a timetable to profitability for our development stage Xiran Division. While the Division was successful in developing solutions for the iSCSI storage market, it was unclear when that market would mature. As a result, we decided to discontinue the operation, and our chief technical officer and top engineers are now focused on developing advanced memory and related solutions for SimpleTech’s current and prospective OEM customers.

“We have historically taken a conservative approach to managing inventory. In the second quarter of 2004, we took steps to limit our exposure in this unusually dynamic pricing environment by reducing our inventory by $15 million. The decision we made to shift our customer mix in the first and second quarters of 2004 minimized the inventory risks that some of our public and private peers encountered.

“We believe that the significant increase of NAND Flash memory available in the marketplace bodes well for us. With chip makers working to find viable channels to place their increased output, the supply of competitively-priced Flash chips has dramatically improved. With access to competitively-priced supply, we believe that we will be able to compete for business in new sectors.

“In June 2004, our Board approved a stock repurchase program authorizing the purchase of up to $15 million of our common stock. With more than $75 million in cash, cash equivalents and marketable securities and our stock trading at close to book value, our Board deemed a stock repurchase program appropriate at this time.

“While volatility is always a characteristic of both the Flash and DRAM markets, we expect our revenues for the third quarter of 2004 to increase to a range from $60 million to $62 million. We expect diluted earnings per share for the quarter to range from $0.02 to $0.03.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the second quarter of 2004. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast by CCBN and can be accessed at www.simpletech.com, then click on “Investors Relations.”

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, increased profitability in future periods as a result of actions taken in the second quarter of 2004, anticipated reduction of operating expenses by approximately $2.4 million per quarter as a result of the closure of the Xiran Division and other reductions in general and administrative expenses, our increased competitive position as a result of the availability of competitively-priced Flash memory, our enthusiasm about our business outlook for the remainder of 2004, incremental revenue providing favorable operating leverage; our ability to become more competitive in new and existing markets, and revenue and earnings per share guidance for the third quarter of 2004. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: we do not realize the anticipated reduction in operating expenses in future quarters from the closure of the Xiran Division and other reductions in general and administrative expenses, the cost of raw materials may fluctuate widely in the future, excess availability of Flash memory could reduce Flash component pricing resulting in lower average selling prices and gross profit, DRAM supply may tighten requiring suppliers to place their customers, including SimpleTech, on limited component allocation, Flash and DRAM demand or component pricing may decrease or become unstable, new and changing technologies may limit the applications of SimpleTech’s products, new customer and supplier relationships may not be implemented successfully and SimpleTech may not repurchase any shares under the stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$77,844	$76,394
Accounts receivable, net of allowances of $1,014 at June 30, 2004 and $1,129 at December 31, 2003	24,194	33,036
Inventory, net	23,703	26,704
Deferred income taxes	2,610	1,087
Other current assets	2,068	2,236

Total current assets	130,419	139,457
Furniture, fixtures and equipment, net	7,174	9,263
Intangible assets	—	372
Deferred income taxes	4,703	4,577

Total assets	$142,296	$153,669

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$11,060	$20,388
Accrued and other liabilities	3,981	4,957

Total liabilities	15,041	25,345

Shareholders' Equity:
Common stock	48	48
Additional paid-in capital	123,283	122,777
Retained earnings	3,924	5,499

Total shareholders' equity	127,255	128,324

Total liabilities and shareholders' equity	$142,296	$153,669

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		Revised— Note 1		Revised— Note 1
Net revenues	$56,509	$44,745	$122,799	$85,663
Cost of revenues	48,248	37,021	103,014	70,867

Gross profit	8,261	7,724	19,785	14,796

Sales and marketing	4,142	4,424	9,195	9,458
General and administrative	2,149	2,126	5,077	4,550
Research and development	970	600	1,814	1,199

Total operating expenses	7,261	7,150	16,086	15,207

Operating income	1,000	574	3,699	(411)
Interest and other, net	202	125	401	276

Income (loss) from continuing operations before provision (benefit) for income taxes	1,202	699	4,100	(135)
Provision (benefit) for income taxes	347	182	1,574	(224)

Income from continuing operations	$855	$517	$2,526	$89
Loss from discontinued operations before benefit for income taxes	(4,668)	(2,016)	(7,115)	(3,932)
Benefit for income taxes	(1,940)	(759)	(3,013)	(1,543)

Loss from discontinued operations	$(2,728)	$(1,257)	$(4,102)	$(2,389)

Net Loss	$(1,873)	$(740)	$(1,576)	$(2,300)

Net income (loss) per share:
Basic:
Continuing operations	$0.02	$0.01	$0.05	$0.00
Discontinued operations	$(0.06)	$(0.03)	$(0.09)	$(0.06)

Total	$(0.04)	$(0.02)	$(0.03)	$(0.06)

Diluted:
Continuing operations	$0.02	$0.01	$0.05	$0.00
Discontinued operations	$(0.05)	$(0.03)	$(0.08)	$(0.06)

Total	$(0.04)	$(0.02)	$(0.03)	$(0.06)

Shares used in computation of net income (loss) per share:
Basic	47,908	38,905	47,869	38,874

Diluted	49,632	40,229	49,957	39,967

Note 1 - We revised our previously issued consolidated financial statements for the quarter and six months ended June 30, 2003. In the quarter ended June 30, 2003, the revision had no impact on revenues or gross profit, decreased operating expenses by $208,000 and reduced net loss by $124,000. In the six months ended June 30, 2003, the revision had no impact on revenues, increased gross profit by $141,000, decreased operating expenses by $238,000 and reduced net loss by $225,000. For details regarding the revision, see Note 2 to our Consolidated Financial Statements in our 2003 Form 10-K, which was filed with the SEC on March 31, 2004.